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                                                                 Exhibit 10(ee)

                         EXECUTIVE EMPLOYMENT AGREEMENT


         AGREEMENT made as of the 19th day of May, 2000, by and between WMS INDUSTRIES INC., a Delaware corporation (the "Corporation"), and SCOTT SCHWEINFURTH ("Executive").

                              W I T N E S S E T H:


     WHEREAS, the Corporation desires to employ Executive and Executive is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

     1. EMPLOYMENT; DUTIES. The Corporation hereby employs Executive as an executive of the Corporation to perform services as the Executive Vice President, Chief Financial Officer and Treasurer, and to perform such duties on behalf of the Corporation and its affiliates as the Chief Executive Officer, President or the Board of Directors of the Corporation may from time to time determine relating to financial, accounting and other matters appropriate for a senior executive of the Corporation.

     2. ACCEPTANCE AND LOYALTY. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and will perform the duties assigned to him pursuant to Section 1 hereof. Executive shall perform all duties and responsibilities in a professional manner consistent with the skill, competence and efficiency expected of an executive employee performing the duties assigned to Executive and subject to the direction and control of the Chief Executive Officer, President and the Board of Directors of the Corporation. Executive will do such traveling as may be reasonably required of him in the performance of his obligations hereunder. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During his employment hereunder, Executive shall not, without the written approval of the Chief Executive Officer, President or the Board of Directors of the Corporation first had and obtained in each instance, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation or any of its subsidiaries or affiliates. During Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office, including as a director, of the Corporation or any of its subsidiaries or affiliates to which he may be elected.


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     3.    TERM.

           3.1 The term of Executive's employment hereunder shall commence on the date hereof and terminate on June 30, 2001 (the "Original Term"); provided, however, that the term of Executive's employment shall be deemed automatically extended from time to time such that the term of such employment shall at no time be less than one year (the "Extended Term"); and provided further, that Executive's services hereunder may be terminated (i) by either party effective upon expiration of the Original Term or the Extended Term upon written notice from the terminating party to the other party dated and received at least one year prior to the respective termination date, or (ii) by the Corporation effective upon 30 days' prior written notice if such termination is for "cause" as defined in subsection 3.2 below, or (iii) by Executive effective upon 30 days' prior written notice if such termination is for "good reason" as defined in subsection 3.3 below. The Original Term and the Extended Term are hereafter collectively referred to as the "Term" and each year of the Term is hereafter referred to as an "Employment Year."

           3.2 For purposes of this Agreement, "cause" means (i) conviction (pursuant to a final or non-appealable judgment) of a felony or any other crime involving fraud, larceny or dishonesty; (ii) failure and refusal to follow a reasonable direction of the Chief Executive Officer, the President or the Board of Directors of the Corporation after notice in writing of such failure or refusal and a cure period of ten days thereafter; (iii) commission of any dishonest, willful or grossly negligent act which has or is reasonably likely to have a material adverse effect on the Corporation or its customer or trade relationships; or (iv) failure or refusal to provide accurate and reasonably complete information with respect to Executive's personal history to the Corporation or to governmental agencies regulating the business of the Corporation, failure or refusal to reasonably cooperate with such regulators or failure to obtain necessary regulatory licensing approvals or clearances because of intentionally inaccurate, intentionally incomplete or falsified information provided by Executive. It is understood that poor financial performance of the Corporation shall not in itself constitute grounds for the termination of Executive for "cause."

           3.3 Executive's employment may be terminated by Executive for "good reason." For purposes of this Agreement, "good reason" shall mean a material breach by the Corporation of any material provision of this Agreement, after Executive has provided the Corporation with notice thereof and a reasonable opportunity to cure such breach.

           3.4 Subject to the provisions of Section 12 hereof, if (i) the Corporation terminates Executive's employment other than for "cause" (including by reason of death or disability), or (ii) Executive terminates his employment for "good reason", Executive shall be entitled to receive in a single lump-sum payment without discount to present value all cash compensation which would otherwise be payable to Executive hereunder until expiration of the Extended Term. For purposes of this Agreement, "disability" shall mean the absence of Executive from Executive's duties with the Corporation on a full-time basis for 60 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to Executive or Executive's legal representative.



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     4.    COMPENSATION AND BENEFITS.

           4.1 The Corporation shall pay to Executive as compensation for his services and agreements hereunder a base salary at the rate of $275,000 per annum, or such greater amount as the Board of Directors of the Corporation shall from time to time determine. Base salary shall be payable in equal installments in accordance with the Corporation's normal payroll policy, subject to payroll taxes and withholding requirements.

           4.2 The Corporation will establish a discretionary performance bonus program for Executive with respect to each fiscal year during the Term. The performance bonus will be an amount of up to seventy-five percent (75%) of Executive's then current base salary, and will be based upon the extent to which Executive and the Corporation achieve individual and corporate performance objectives and criteria established by the President of the Corporation for such fiscal year.

           4.3 Upon execution of this Agreement, Executive shall be entitled to receive an additional bonus payment in the amount of $25,000; provided, however, that such bonus will not be deemed earned until the first anniversary of Executive's employment by the Corporation, and shall be refunded in full in the event Executive's employment is terminated by the Corporation for "cause" or by Executive without "good reason".

           4.4 Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any bonus, pension, retirement, disability, hospitalization, insurance, medical service, or other employee benefit plan which is generally available to executive employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder, including the Exec-U-Care insurance program. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan. In addition, the Corporation shall provide Executive with Four Hundred Thousand Dollars ($400,000) in additional life insurance coverage, payable to such beneficiary as Executive shall designate from time to time, in such form and manner as the Corporation and Executive shall determine as appropriate in order to minimize the income tax consequences of such coverage to Executive. If such insurance is not available at an annual premium of $3,000 or less, then the Corporation shall provide such lesser amount of insurance as is available at an annual premium of $3,000.

           4.5 The Corporation will reimburse Executive for his reasonably documented moving expenses from Las Vegas, Nevada to the Chicago area, up to an aggregate of $60,000, including the real estate commissions on the sale of Executive's home in Las Vegas, and the moving of Executive's household items and two automobiles. Also, the Corporation shall reimburse Executive for the cost of one round-trip coach airline fare for Executive's four children and any addition round-trip coach airline fares for Executive's wife as are reasonably necessary for Executive's relocation. The Corporation will reimburse Executive for the amount, if any, by which the purchase price paid by Executive for Executive's home in Las Vegas (including the cost of any documented capital improvements made by Executive to such home) exceeds the sale price obtained




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upon the sale of Executive's home in Las Vegas to prevent Executive from suffering a loss between the price he paid for the Las Vegas home (and the cost of such capital improvements) and the sales price for the Las Vegas home, provided that such reimbursement shall not exceed $40,000. Executive shall provide the Corporation with documentation showing the purchase price he paid for his home in Las Vegas. The payments to Executive set forth in this Section
4.5 shall be paid net of any income tax imposed upon Executive as a result of such payments, and shall be "grossed-up" such that the net amount retained by Executive shall be the full amount of such payments after the calculation and deduction of any income taxes on such payments.

     5. BUSINESS EXPENSES. The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation's "Travel and Entertainment Policy and Procedure," and any amendments thereof that the Corporation may adopt during the Term hereof.

     6. VACATION. Executive shall be entitled to three weeks paid vacation during each Employment Year. Any such vacations are to be taken at times mutually agreeable to Executive and the President of the Corporation. Vacation time shall not be accumulated from year to year, unless Executive is requested by the President of the Corporation to forego a vacation during any Employment Year.

     7. KEY-MAN LIFE INSURANCE. The Corporation may purchase and maintain life insurance covering the life of Executive ("Key-man Insurance") in an amount determined by the Corporation. The Corporation shall be the sole owner and beneficiary of the Key-man Insurance and may apply to the payment of premiums thereunder any dividends declared and paid thereon. Executive shall submit himself to such physical examinations as the President of the Corporation may deem necessary or desirable in connection with the purchase and maintenance of the Key-man Insurance.

     8. NON-COMPETITION AND NON-RAIDING. In consideration of the Corporation's entering into this Agreement:

           8.1 Executive agrees that during the Term hereof and for a period of one year after termination for "cause" or after Executive terminates his employment without "good reason" without the written consent of the Corporation, he will not, directly or indirectly, without the prior written consent of the Corporation, own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, importation, manufacture and/or sale of electronic gaming devices or any business entity which is engaged in any other business in which the Corporation or any affiliate of the Corporation is engaged. Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than five percent of the total number of shares or principal amount of other securities of such company outstanding.



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           8.2 Executive agrees that during the Term hereof and for a period of one year thereafter, he will not, directly or indirectly, without the prior written consent of the Corporation, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation or any affiliate of the Corporation as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation or any affiliate of the Corporation.

           8.3 In the event that Executive is terminated for reasons other than "cause," then, for such period (not to exceed one year after termination) as the Corporation either continues to pay the Executive's base salary to him or has made a lump-sum payment to Executive pursuant to Section 12 hereof, Executive agrees that he will not, directly or indirectly, without the prior written consent of the Corporation, take any of the actions prohibited under subsection
8.1 of this Agreement.

           8.4 Executive acknowledges that the provisions of this Paragraph 8 are reasonable and necessary for the protection of the Corporation. In the event that any provision of this Paragraph 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

     9.    CONFIDENTIALITY AGREEMENT.

           9.1 As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its affiliates (for purposes of this paragraph, the Corporation's affiliates shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to
(i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's products and services; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, stockholders, or employees, and any attorney retained by the




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Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other information and knowledge with respect to all products developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Term hereof have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

           9.2 Executive acknowledges and agrees that the Corporation is engaged in highly competitive businesses and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

           (i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

           (ii) Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; (1)

           (iii) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive's employment by the Corporation; and

           (iv) except in the ordinary course of the Corporation's business, Executive shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

           9.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive



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has committed to memory, is supplied or made available by the Corporation to the
Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

           (i) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

           (ii) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

     10. INVENTION DISCLOSURE. Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation or its affiliates, whether or not patentable or registrable, shall become the sole and exclusive property of the Corporation. Executive hereby assigns to the Corporation, all of his rights to any "intellectual material" created or developed by him during the course of his employment. As used herein, "intellectual material" shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits. Executive shall disclose the intellectual material promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation or any of its affiliates the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto. If any such assistance is required following the termination of this Agreement, the Corporation shall reimburse Executive for his time and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Corporation or its affiliates was used and which was developed entirely on the Executive's own time, unless (d) the invention relates: (i) to the business of the Corporation or its affiliates, or (ii) to the Corporation's or any of its affiliates' actual or demonstrably anticipated research or development, or (e) the invention results from any work performed by the Executive for the Corporation or its affiliates.


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     11.   REMEDIES. Executive acknowledges and agrees that the business of the
Corporation is highly competitive and that violation of any of the covenants provided for in Paragraphs 8, 9 and 10 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Executive shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

     12.   CHANGE OF CONTROL.

           12.1 If at any time during the term of this Agreement, individuals who presently constitute the Board of Directors of the Corporation, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors cease for any reason to constitute at least a majority of such Board (such event being hereafter referred to as a "Change of Control") and Executive gives written notice to the Corporation within 60 days after such Change of Control of his election to terminate his employment hereunder, the Corporation shall pay to Executive within 15 days after Executive's delivery of such notice, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Executive shall seek or accept other employment, a lump sum payment equal in amount to three times the annual base salary payable to Executive pursuant to subsection 4.1 of this Agreement. In addition, all unexpired options to purchase securities of the Corporation granted to Executive before the Change of Control shall, if unvested, vest fully on the date of the Change of Control, notwithstanding any vesting provisions of such options. The payments provided for in this Section 12 shall be paid in full, without discount to present value.

           12.2 If it shall be determined that any amount payable under Section
12.1 by the Corporation to or for the benefit of Executive (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Base Payment shall be equal to the Base Payment, less any federal, state and local income taxes. The Gross-Up Payment shall be reduced by income or Excise Tax withholding payments made by the Corporation to any federal, state, or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to the Executive. All determinations required to be made under this Section 12.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, except as specified above, shall be made by the Corporation's auditors



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(the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen business days after the receipt of notice from Executive that there should be a Gross-Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor, and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants retained by the Corporation or jointly designated and retained shall be borne by the Corporation. Any determination by a jointly designated public accounting firm shall be binding upon the Corporation and Executive.

     13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to Executive's employment with the Company and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. All prior agreements relating to Executive's employment with the Company or WMS or any affiliate of the Company or WMS are hereby terminated and of no further force and effect.

     14. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by telephone facsimile or sent by certified mail, return receipt requested, or sent by responsible overnight delivery service, postage and fees prepaid, to the parties hereto at their respective addresses set forth below. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this
Section 14. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person, if sent by overnight delivery service, the next business day following delivery to an overnight delivery service or if sent by telephone facsimile, the date sent by telephone facsimile.

     If to the Corporation:
               3401 North California Avenue
               Chicago, IL  60618
               Facsimile: 312-961-1099
               Attn: Mr. Brian Gamache, President

     If to Executive:
               1960 Saunders Road
               Riverwoods, IL  60015

     15. NO ASSIGNMENT. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

     16. NO WAIVER. No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default



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or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

     17. GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of Illinois applicable to agreements entered into and to be performed entirely therein.

     18. SEVERABILITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any arbitrator or court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement. The parties intend that all clauses, paragraphs, sections or parts of this Agreement shall be enforceable to the fullest extent permitted by law.

     19 . AFFILIATE. As used in this Agreement, "affiliate" means any person or entity controlled by or under common control with the Corporation.

     20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                          WMS INDUSTRIES INC.


                                          By:  /s/   BRIAN GAMACHE
                                               ---------------------------------
                                               Brian Gamache, President

                                          By:  /s/   SCOTT SCHWEINFURTH
                                              ----------------------------------
                                               Scott Schweinfurth




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